UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported)

April 6, 2009

AMERICAN NANO SILICON TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California                                                           33-0726410
(State of incorporation or organization)             (IRS Employer Identification No.)

100 Wall Street, 15th Floor, New York,                       NY 10005
(Address of principal executive offices)                       (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

oWritten communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
oSoliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board of Directors

Effective on April 6, 2009, Mr. Robert J. Fanella, Dr. He Ping, Mr. Lü Shuming and Mr. Liu Dechun were appointed to serve as independent directors of the Board of Directors of American Nano Silicon Technologies, Inc. Mr. Fanella was also elected to serve as the Chairman of the Company's independent audit committee. Information about Mr. Fanella, Dr. He, Mr. Lü and Mr. Liu is as follows:

Robert J. Fanella, CPA, 58 years old, was appointed to the post of the company’s independent directors effective from April 6, 2009. During Mr. Fanella’s more than 35 year career specializing in corporate finance and accounting, he was responsible for audit and financial service oversight for both private and public traded companies world-wide, national and regional accounting and financial analysis and service. From 2008 to the present, Mr. Fanella has served as a senior consultant to an Illinois based LED Lighting Manufacturer, providing advice regarding  capital raising affairs, capitalization  at both the subsidiary and corporate level, and day-to-day financial operations. From 2006 to 2007, Mr. Fanella served  as a senior consultant at Chicago Industrial Plating Manufacturer, a more than 100 year old family owned company. In that position, Mr. Fanella was responsible for the resolving company’s short-term gap financing issues and working with external auditors to finalize the annual financial report. Prior to that, from 2001 to 2006, Mr. Fanella was co-owner and CFO of Tru-Way, Inc. During his tenure, Mr. Fanella  successfully conducted some acquisition deals and helped the company achieve annual revenue growth. From 1983 to 2001, Mr. Fanella was a co-founder and  CFO of Microenergy, Inc. At Microenergy, Inc., Mr. Fanella shared with the President total responsibility for all operations of the organization. As the CFO, Mr. Fanella was also  responsible for all accounting and SEC filings. Mr. Fanella currently also serves on the Board of Directors of China YCT International Group, Inc. (OTCBB: CYIG). Mr. Fanella earned his Bachelor Degree in Finance from North Illinois University in 1972, and he became a Certified Public Accountant in 1975. In 1979, Mr. Fanella received his MBA from the University of Chicago, specializing in Finance & Marketing.

He Ping, 38 years old, was appointed as an independent director of American Nano Silicon Technologies, Inc. on April 6, 2009. Dr. He is currently serving as a professor of electrochemical studies at Southwest University of Science and Technology, School of Material Science and Engineering. Dr. He is an active member of the International Society of Electrochemistry (ISE) and the Chinese Chemical Society (CCS). Dr. He has published over 50 essays and dissertations in both national and international academic periodicals. Science Citation Index (SCI) and Engineering Information (EI) have cited over 40 essays wrote by Dr. He and provided them as a researching resource to the public. Dr. He earned his Doctoral degree from Chinese Academy of Science – Changchun Institute of Applied Chemistry in 2005.

Lü Shuming, age 67, is a senior licensed chemical-engineer with over 30 years of experience in China’s chemical industry. From 2002 to the present, he has served as a chief engineer and counselor at Chengdu Minhui Daily Chemical Technologies Co., Ltd. Prior to that, Mr. Lü was employed as the chief engineer involved in chemical engineering for different companies. Mr. Lü holds a bachelor degree in Chemical Engineering from Sichuan University. He graduated in 1967.

Liu Dechun, age 35, has been appointed as an independent director of American Nano Silicon Technologies, Inc. on April 6, 2009. From 2000 to the present, Mr. Liu has worked as an instructor at Southwest University of Science and Technology, Department of Applied Chemistry. Mr. Liu received his master degree in science in 2000 from Southwest University of Science and Technology.

Compensation Arrangement

The Company has employment agreements with these four independent directors. Serving as both independent director and chairman of independent audit committee, Mr. Fanella will receive $10,000 cash plus $40,000 in the form of restricted shares of the Company’s common stock annually within his tenure in the Company. Dr. He, Mr. Lü and Mr. Zhang will receive $5,000 cash annually within their tenures from the Company.

Item 9.01 Financial Statements And Exhibits.

(d)	Exhibits.

Exhibit No.	Description
Exhibit 10.1	Employment Agreement, dated April 6, 2009, by and between the Company and Mr. Robert J. Fanella.

Exhibit 10.2	Employment Agreement, dated April 6, 2009, by and between the Company and Dr. He Ping.

Exhibit 10.3	Employment Agreement, dated April 6, 2009, by and between the Company and Mr. Lü Shuming.

Exhibit 10.4	Employment Agreement, dated April 6, 2009, by and between the Company and Mr. Liu Dechun.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

       American Nano Silicon Technologies, Inc.

Dated:  April 9, 2009                                                                   By: /s/ Pu Fachun
            Pu Fachun, Chief Executive Officer